Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated April 10, 2026, with respect to the financial statements of Securitize Holdings, Inc., included herein, and to the reference to our firm under the heading "Experts" in the prospectus.
/s/ KPMG LLP
New York, New York
July 30, 2026